Exhibit 99.6

ELECTRONIC CONTROL SECURITY INC. ANNOUNCES IT HAS RECEIVED $640,000 FROM THE EXERCISE OF COMMON STOCK WARRANTS

Clifton, NJ January 18, 2005- Electronic Control Security, Inc. (OTC BB:EKCS.OB
- News), a leading provider of perimeter security solutions to governments and corporations worldwide, today announced it received $640,000 from the exercise of common stock warrants during the fiscal second quarter ended December 31,2004.

Arthur Barchenko, Chairman and CEO, states, "We were pleased to see these warrants exercised over the last quarter. I'm also glad to see such strong on-going support from our shareholders. ECSI will use the additional capital to increase our sales and marketing capabilities and to enhance shareholder value."

About ECSI

ECSI is recognized as a global leader in fully networked and integrated perimeter intrusion detection security sensor systems and an effective ISO 9001:2000 quality provider for the Department of Energy, the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment, inclusive of threat, vulnerability and criticality factors, allows ECSI to determine and address the security needs of site-specific government and commercial-industrial installations. The company has teaming agreements with Athena Ltd., Amata Inc., ARINC, Hudson Marine, SRH Marine, Resource Consultants Inc., Siemens Maintenance Services (SMS) and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for
more information on ECSI and its customers please go to http://www.anti-terrorism.com.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-737-9803
jlipman@lipmangrp.com